Exhibit 99.1

MAST THERAPEUTICS REPORTS FOURTH QUARTER AND

FULL YEAR 2016 FINANCIAL RESULTS

SAN DIEGO – March 6, 2017 – Mast Therapeutics, Inc. (NYSE MKT: MSTX), a clinical-stage biopharmaceutical company, today reported financial results for the fourth quarter and year ended December 31, 2016.

“We are pleased with the progress made with AIR001 during the year and anticipate the closing of the merger with Savara to take place in the second quarter of this year,” stated Brian M. Culley, Chief Executive Officer.  “We believe this merger offers our stockholders a diversified, late-stage product development pipeline with important forthcoming milestones.”

Fourth Quarter 2016 Operating Results

The Company’s net loss for the fourth quarter of 2016 was $6.0 million, or $0.02 per share (basic and diluted), compared to a net loss of $10.2 million, or $0.06 per share (basic and diluted), for the same period in 2015.

The Company recognized $83,000 of revenue for the fourth quarter of 2016, representing reimbursement of costs related to the nonclinical study of vepoloxamer that is being funded by a Small Business Innovation Research (SBIR) grant.  The Company recognized no revenue for the same period in 2015.

Research and development (R&D) expenses for the fourth quarter of 2016 were $78,000, a decrease of approximately $7.1 million, or 99%, compared to $7.2 million for the same period in 2015.  This reduction in R&D expense was due principally to the Company’s decision to discontinue clinical development of vepoloxamer in September 2016.  External clinical study fees and expenses decreased by $3.9 million, external nonclinical study fees and expenses decreased by $2.9 million and R&D personnel costs decreased by $0.3 million for the fourth quarter of 2016 compared to the same period in 2015.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2016 were $1.9 million, a decrease of $0.6 million, or 23%, compared to $2.5 million for the same period in 2015.  The decrease was primarily due to reduced fees for consulting and legal services and personnel costs compared to the 2015 period.

Interest expense was $0.2 million for the fourth quarter of 2016, compared to $0.5 million for the same period in 2015.  The decrease in interest expense was primarily due to the Company’s prepayment of $10.0 million of the principal balance of its debt facility in October 2016, which lowered the overall principal balance of the debt significantly.  The principal balance was $3.3 million at December 31, 2016 compared to $15.0 million at December 31, 2015.

Fiscal Year 2016 Financial Results

The Company’s net loss for the year ended December 31, 2016 was $36.1 million, or $0.17 per share (basic and diluted), compared to a net loss of $39.8 million, or $0.25 per share (basic and diluted), for the same period in 2015.

The Company recognized $128,000 of revenue for the year ended December 31, 2016, representing reimbursement of costs related to the nonclinical study of vepoloxamer that is being funded by a SBIR grant.  The Company recognized no revenue for the same period in 2015.

R&D expenses for the year ended December 31, 2016 were $20.8 million, a decrease of $7.5 million, or 26%, compared to $28.3 million for the same period in 2015. The decrease was due primarily to a $4.1 million decrease in external nonclinical study fees and expenses, a $3.3 million decrease in external clinical study fees and expenses, and a $0.3 million decrease in personnel costs, offset by a $0.3 million increase in share-based compensation expense.

The decrease in external nonclinical study fees and expenses resulted primarily from decreases in research-related manufacturing costs for vepoloxamer ($4.7 million) and nonclinical studies of vepoloxamer ($1.5 million), offset by increased costs related to preparing a new drug application for vepoloxamer ($1.9 million), which project was discontinued in September 2016, and research-related manufacturing costs for AIR001 ($0.2 million).  The decrease in external clinical study fees and expenses was due primarily to decreases in costs for the Phase 3 study of vepoloxamer in sickle cell disease ($5.0 million) and the Phase 2 study of vepoloxamer in ALI that was discontinued in the third quarter of 2015 ($0.5 million), offset by increased costs related to the Phase 2 study of vepoloxamer in heart failure ($1.3 million) and the investigator-sponsored Phase 2 studies of AIR001 in HFpEF ($0.9 million).  The $0.3 million decrease in personnel costs was due primarily to reductions in the Company’s workforce that occurred in the fourth quarter of 2016.

SG&A expenses for the year ended December 31, 2016 were $9.3 million, a decrease of $1.7 million, or 15%, compared to $11.0 million for the same period in 2015.  This decrease was due primarily to a $1.0 million decrease in personnel costs and a $0.5 million decrease in professional and consulting fees.

Interest expense was $2.1 million for the year ended December 31, 2016, an increase of $1.5 million compared to $0.6 million for the same period in 2015.  The increase in interest expense was primarily due to interest expense on a $15 million principal balance under the Company’s debt facility for nine months in 2016 versus approximately four months of interest expense on the debt facility in 2015, as well as increased amortization of debt issuance costs as a result of a change in the amortization schedule of such costs due to prepayment of $10 million of the principal balance in October 2016.

About Mast Therapeutics

Mast Therapeutics, Inc. is a publicly traded biopharmaceutical company headquartered in San Diego, California. The Company’s lead product candidate, AIR001, is a sodium nitrite solution for intermittent inhalation via nebulization in Phase 2 clinical development for the treatment of heart failure with preserved ejection fraction (HFpEF). More information can be found on the Company’s web site at www.masttherapeutics.com. Mast Therapeutics™ and the corporate logo are trademarks of Mast Therapeutics, Inc.

Agreement and Plan of Merger and Reorganization

As previously announced, on January 6, 2017, the Company entered into an Agreement and Plan of Merger and Reorganization with Savara Inc., a privately-held, clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel therapies for the treatment of serious or life-threatening rare respiratory diseases.  Under the terms of the merger agreement, pending approval of the transaction by the Company’s and Savara’s stockholders, Savara stockholders will receive newly issued shares of the Company’s common stock in exchange for their Savara stock. The combined company, led by Savara's current management team, is expected to be named Savara Inc. and be headquartered in Austin, TX.  Prior to closing, the Company will seek stockholder approval to conduct a reverse split of its outstanding shares to satisfy listing requirements of the NYSE MKT. The combined company is expected to trade on the NYSE MKT under a new ticker symbol. The merger agreement has been unanimously approved by the board of directors of each company.

The parties anticipate completing the transaction in the second quarter of 2017, subject to approvals by the stockholders of the Company and Savara, and other customary closing conditions.

The combined company’s pipeline would include:

•

Savara’s AeroVanc, an inhaled dry-powder vancomycin to treat chronic methicillin-resistant Staphylococcus aureus (MRSA) pulmonary infection in cystic fibrosis (CF), which is in preparation for a pivotal Phase 3 clinical study;

•	Savara’s Molgradex, an inhaled nebulized GM-CSF to treat pulmonary alveolar proteinosis (PAP), which is currently in Phase 2/3 development; and
•	AIR001, the Company’s lead product candidate.

Receipt of Audit Opinion with Going Concern Qualification

The audit opinion provided by the Company’s independent registered public accounting firm relating to the Company’s audited financial statements for the year ended December 31, 2016 included a going concern qualification. The financial statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which the Company expects to file with the Securities and Exchange Commission, or the SEC, on or about March 6, 2017. The opinion of the Company’s independent registered public accounting firm notes that the Company has suffered recurring losses and has insufficient working capital to fund operations for the next twelve months. The Company’s independent registered public accounting firm indicated in its opinion that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Safe Harbor Statements

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger with Savara, the Company has filed relevant materials with the SEC, including a registration statement on Form S‑4 that contains a prospectus, proxy statement and information statement.  Investors and security holders of the Company are urged to read these materials when the registration statement becomes effective because they contain important information about the Company, Savara and the proposed merger. The proxy statement/prospectus/ information statement and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by directing a written request to: Mast Therapeutics, Inc. 3611 Valley Centre Drive, Suite 500, San Diego, California 92130, Attn: Investor Relations. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Company and its directors and executive officers and Savara and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mast and Savara in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed merger are included in the proxy statement/prospectus/information statement referred to above. Additional information regarding the Company’s directors and executive officers is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, to be filed with the SEC on or about March 6, 2017. These documents are available free of charge at the SEC web site (www.sec.gov) and from Investor Relations at the Company at the address described above.

Forward Looking Statements

The Company cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. Such statements include, but are not limited to, statements regarding the structure, timing and completion of the Company’s proposed merger with Savara; the Company’s continued listing on NYSE MKT prior to and after the proposed merger; the Company’s expectations regarding the capitalization, resources and ownership structure of the combined organization; the Company’s expectations regarding the sufficiency of the combined organization's resources to fund the advancement of any development program or the completion of any clinical trial; the nature, strategy and focus of the combined organization; the safety, efficacy and projected development timeline and commercial potential of any product candidates; the executive officer and board structure of the combined organization; and the expectations regarding voting by the Company’s and Savara’s stockholders. The Company may not actually achieve the proposed merger with Savara, or any plans or product development goals in a timely manner, if at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in the Company’s forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed merger through the process being conducted by the Company and Savara, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for combined company operations and to conduct or continue planned clinical development programs, the timing and ability of the Company or Savara to raise additional equity capital to fund continued operations; the ability to successfully develop any of Savara's product candidates, and the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates that are safe and effective for use as human therapeutics.  Risks and uncertainties facing the Company are described more fully in the Company’s periodic reports filed with the SEC available at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Contact:

Mast Therapeutics

Ioana C. Hone (ir@mastthera.com)

858-552-0866 Ext. 303

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Mast Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended December 31, (Unaudited)		Year ended December 31, (1)
	2016	2015	2016	2015
Total net revenue	$83	$—	$128	$—

Operating expenses:
Research and development	78	7,158	20,793	28,264
Selling, general and administrative	1,934	2,515	9,342	10,963
Transaction-related expenses	301	—	301	—
Impairment of IPR&D	6,049	—	6,049	—
Depreciation and amortization	13	41	99	146
Total operating expenses	8,375	9,714	36,584	39,373

Loss from operations	(8,292)	(9,714)	(36,456)	(39,373)

Interest and other (expense)/income, net	(152)	(449)	(2,053)	(469)

Net loss before income taxes	(8,444)	(10,163)	(38,509)	(39,842)

Income tax benefit	2,409	—	2,409	—

Net loss	$(6,035)	$(10,163)	$(36,100)	$(39,842)

Net loss per share – basic and diluted	$(0.02)	$(0.06)	$(0.17)	$(0.25)

Weighted average shares – basic and diluted	244,094	163,614	208,484	162,219

(1) The condensed consolidated statements of operations for the years ended December 31, 2016 and 2015 have been derived from the audited financial statements, but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for the complete financial statements.

Mast Therapeutics, Inc.

Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2016	2015
Cash, cash equivalents and investment securities	$11,282	$40,981

Working capital	7,319	19,079

Total assets	17,922	54,217

Total liabilities	8,163	30,328

Stockholders’ equity	9,759	23,889